AMS Health Sciences Announces Retirement of John Hail; Submission of Plan to Regain Compliance with AMEX Listing Standards


OKLAHOMA CITY, OK - February 16, 2005 - AMS Health Sciences, Inc. (AMEX: AMM) today announced that John Hail has retired from his positions as Chairman and Chief Executive Officer of AMS effective immediately. Mr. Hail will become a consultant of the Company and will continue to be involved with the Company's marketing efforts.

     The Board of Directors held a meeting February 12, 2006 in the wake of Mr. Hail's retirement and appointed Jerry W. Grizzle and Robin L. Jacob to fill vacancies on the Company's Board of Directors. Additionally, the Board appointed Mr. Grizzle as Chairman of the Board, President and Chief Executive Officer and Ms. Jacob as Vice President, Secretary, Treasurer and Chief Financial Officer. Prior to their appointments Mr. Grizzle was serving as President of the Company and Ms. Jacob was serving as interim Chief Financial Officer and Assistant Secretary of the Company.

     Jerry W. Grizzle, age 52, has served as President of the Company since January 25, 2006. Mr. Grizzle has served as President/CEO of Orbit Finer Foods, Skolniks, and, most recently, CD Warehouse. Mr. Grizzle resigned from CD Warehouse on October 31, 2001 to resume active duty after the September 11, 2001 attacks Mr. Grizzle served as the Commander of Joint Task Force Civil Support from October 2001 until his release from active duty in December 2004. Mr. Grizzle retired from the military in 2005. Mr. Grizzle holds a Bachelor of Science Degree in Accounting from Southwestern Oklahoma State University, an MBA from the University of Central Oklahoma, and a PhD in Marketing from Oklahoma State University.

     Robin L. Jacob, age 40, has served as interim Chief Financial Officer of the Company since December 9, 2005. Prior to that time, Ms. Jacob served as Controller of the Company from May 2001, and was appointed Assistant Secretary of the Company in September 2002. Ms. Jacob holds a Bachelor of Science Degree in Accounting from East Central Oklahoma State University, an MBA in Finance from Oklahoma City University, and is a Certified Public Accountant licensed in the state of Oklahoma.

Delivery of Plan to AMEX
------------------------

     The Company also announced that on February 13, 2006, the Company timely submitted a plan to the American Stock Exchange (the "AMEX") detailing the steps that it is taking to regain compliance with the AMEX's continued listing standards. The AMEX has forty-five (45) days from its receipt of AMS's plan to accept or reject the plan.

About AMS

AMS Health Sciences sells more than 60 natural nutritional supplements, weight management products and natural skincare products through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.